UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Information Statement

CHARGING ROBOTICS INC.

(Name of Registrant as Specified In Its Charter)

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We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

INFORMATION STATEMENT

OF

CHARGING ROBOTICS INC.

20 Raul Wallenberg Street,

Tel Aviv, Israel 6971916

Tel: (+972) 54 642-0352

Dear Stockholders:

This Notice and the accompanying Information Statement are being furnished to the holders (“Stockholders”) of shares of common stock, par value $0.0001 of Charging Robotics Inc. (the “Common Stock”), a Delaware corporation (the “Corporation”), in connection with actions taken by the holders of a majority of the issued and outstanding Common Stock (the “Majority Consenting Stockholders”), which actions were approved by written consent on September 27, 2024 (the “Stockholder Consent”) to:

(i) Approve an Amended and Restated Certificate of Incorporation of the Corporation in order to, inter alia effect a reduction in the authorized share capital of the Corporation (the “Reduction of Authorized Capital”); (ii) approve the authorization of the filing of a subsequent Amended and Restated Certificate of Incorporation of the Corporation in order to, inter alia effect a Reduction of Authorized Capital; and (iii) approve the re-election of the current members of the Board of Directors, to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified.

The actions to be taken pursuant to the Stockholder Consent shall be taken at such future date as determined by the board of directors of the Corporation (the “Board”), as evidenced by the filing of the certificates of amendment with the Secretary of State of the State of Delaware (the “Secretary of State”), but in no event earlier than the 20th day after this Information Statement is mailed or furnished to the Stockholders of record as of October    , 2024. The Amended and Restated Certificate of Incorporation was authorized and approved by the Stockholder Consent, a copy of which is included in Exhibit A attached hereto.

This Information Statement is being sent to you for information purposes only and you are not required to take any action.

We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy

By Order of the Board of Directors:

Hovav Gilan
Director, Chief Executive Officer

October 15, 2024

CHARGING ROBOTICS INC.

20 Raul Wallenberg Street,

Tel Aviv, Israel 6971916

Tel: (+972) 54 642-0352

Information Statement Pursuant to Section 14C of the Securities Exchange Act of 1934

This Information Statement is being filed with the United States Securities and Exchange Commission (the “SEC”) on October 15, 2024, in connection with the Stockholder Consent, dated September 27, 2024 to approve (i) the Amended and Restated Certificate of Incorporation of the Corporation in order to effect a reduction in the authorized share capital of the Corporation (collectively the “Amended and Restated Certificate”).

A copy of the form of Stockholder Consent regarding the Amended and Restated Certificate is attached as Exhibit A to this Information Statement.

Pursuant to Rule 14c-2(b) promulgated by the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”), the actions approved by the Majority Consenting Stockholders cannot become effective until twenty (20) days from the date of mailing or furnishing of the Definitive Information Statement to our Stockholders.

The Amended and Restated Certificate will be effective upon receipt of approval from the Financial Industry Regulatory Authority (“FINRA”) and the filing of the Amended and Restated Certificate with the Secretary of the State of Delaware (the “Effective Date”).

As of October    , 2024 (the “Record Date”), there were 9,152,228 shares of our Common Stock issued and outstanding and there were no shares of preferred stock issued and outstanding.

As of the Record Date, the Majority Stockholders held 7,000,180 shares of Common Stock, and therefore having 78% of all outstanding Common Stock. Therefore, no other stockholder consents will be obtained in connection with this Information Statement. The table below sets forth the ownership interests of the Majority Consenting Stockholders:

Name of Majority Stockholder	Number of Shares of Common Stock that Voted in Favor of the Resolutions	Percentage of Common Stock that Voted in Favor of the Resolutions(1)
Capitalink Ltd.	76,467	1%
Frida Lieberman	76,467	1%
Psagot Equity Trustees Ltd on behalf of Xylo Technologies Ltd (formerly Medigus Ltd)	5,516,956	60%
Psagot Equity Trustees Ltd on behalf of Capitalink Ltd	193,956	2%
Psagot Equity Trustees Ltd on behalf of LIA Pure Ltd	193,956	2%
Psagot Equity Trustees Ltd on behalf of Ariel Dor	240,135	3%
Lavi Krasney	76,487	1%
Gadi Levin	22,223	* %
Eli Yoresh	80,000	1%
Xylo Technologies Ltd (formerly Medigus Ltd)	600,000	7%
Total	7,000,180	78%

(1)	Applicable percentage ownership is based on 9,152,228 shares of Common Stock outstanding as of the Record Date.

(*)	Less than 1%

The Corporation will bear the expenses relating to this Information Statement, including expenses in connection with preparing and mailing this Information Statement and any documents that now accompany or may in the future supplement it. The Corporation contemplate that brokerage houses, custodians, nominees, and fiduciaries will forward this information statement to the beneficial owners of our Common Stock held of record by these persons, and the Corporation will reimburse them for their reasonable expenses incurred in this process.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING YOU OF THE MATTER DESCRIBED HEREIN.

ACTIONS TAKEN BY THE BOARD OF DIRECTORS AND MAJORITY CONSENTING STOCKHOLDERS

ITEM 1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

On September 27, 2024, the Majority Consenting Stockholders approved the Stockholder Consent, approving the Amended and Restated Certificate to effect the Reduction of Authorized Capital.

The foregoing description of the Amended and Restated Certificate is not intended to be complete and qualified in its entirety by reference thereto, which is included in Exhibit A attached hereto.

Effective Date

The Corporation will need to file the Amended and Restated Certificate with the Secretary of State in order for the Amended and Restated Certificate to become effective. Under federal securities rules and regulations, the Corporation may not file the Amended and Restated Certificate until at least 20 calendar days after the mailing or furnishing of this Information Statement to the Stockholders. The effectuation of the Reduction of Authorized Capital is conditioned upon the filing of the Amended and Restated Certificate with the Delaware Secretary of State, which will be filed as soon as practicable, following such 20 calendar day period and following the receipt of the required regulatory processing by FINRA.

Reduction of Authorized Capital

Pursuant to the Reduction of Authorized Capital, and as determined by the Board in accordance with the authority delegated to it by the Stockholders, the number of authorized shares of Common Stock will be reduced from 2,990,000,000 to 50,000,000, without any further action by the Stockholders.

Reasons for the Reduction of Authorized Capital

The Reduction of Authorized Capital is needed in order to (i) better align the number of authorized, but unissued shares of Common Stock to the anticipated needs of the Corporation, including without limitation reducing the potential for dilution of current shareholders of the Corporation and potential investors (from potential issuance of 2,980,848,960 to 40,848,960 shares of Common Stock); and (ii) reduce the Corporation’s state franchise obligations (from estimated Delaware annual franchise taxes of approximately $75,000 to approximately $6,000).

Effect of the Reduction of Authorized Capital

The principal effect of the Reduction of Authorized Capital will be a decrease in the number of shares of authorized Common Stock from 2,990,000,000 shares of Common Stock as of the date of the filing of the Amended and Restated Certificate, to approximately to 50,000,000 shares of Common Stock upon the consummation of the Reduction of Authorized Capital.

ITEM 2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

In connection with the approval of the Stockholder Consent, the Majority Consenting Stockholders approved the effecting of the Reverse Stock Split, with the exact ratio to be determined by the Board in its sole discretion, who shall then further amend and restate the A&R Certificate, (provided that it is effected by the one year anniversary of the date of the Stockholder Consent). The approval of the Voting Stockholder is expressly conditioned on the Board’s approval of the Reverse Stock Split, including the time and ratio thereof, as well as with respect to the form of the amendment to the A&R Certificate at the time the Board approves the Reverse Stock Split.

Reverse Stock Split

Pursuant to the Reverse Stock Split, and as determined by the Board in accordance with the authority delegated to it by the Stockholders, the Corporation will effect a reverse stock split of the outstanding shares of Common Stock, with the exact ratio to be determined by the Board in its sole discretion, who shall then further amend and restate the A&R Certificate, all within a specified timeframe, without any further action by the Stockholders.

Reasons for the Reverse Stock Split

The Board’s primary objective in proposing the Reverse Stock Split is to raise the per share trading price of the Common Stock. Our Board believes that the Reverse Stock Split and any resulting increase in the per share price of the Common Stock stock will not only better position the Corporation to meet or maintain a bid price over the minimum bid price requirement of Nasdaq in the event the Corporation uplists to Nasdaq in the future, and would also enhance the acceptability and marketability of the Common Stock to the financial community and investing public. Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios. This reduces the number of potential buyers of the Common Stock. Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks. Brokerage houses frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks. Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value. This may limit the willingness of individual investors and institutions to purchase the Common Stock.

We cannot assure you that the Reverse Stock Split will have any of the desired effects described above. More specifically, we cannot assure you that after the Reverse Stock Split the market price of the Common Stock will increase proportionately to reflect the ratio for the Reverse Stock Split, that the market price of the Common Stock will not decrease to its pre-split level, that our market capitalization will be equal to the market capitalization before the Reverse Stock Split, or that we will be able to uplist to Nasdaq.

Potential Disadvantages of the Reverse Stock Split

As noted above, the principal purpose of the Reverse Stock Split is to help increase the per share market price of the Common Stock. We cannot assure you, however, that the Reverse Stock Split will accomplish this objective for any meaningful period of time. While we expect that the reduction in the number of outstanding shares of Common Stock will increase the market price of the Common Stock, we cannot assure you that the Reverse Stock Split will increase the market price of the Common Stock by a multiple equal to the number of pre-split shares, or result in any permanent increase in the market price of the Common Stock, which is dependent upon many factors, including our business and financial performance, general market conditions and prospects for future success. If the per share market price does not increase proportionately as a result of the Reverse Stock Split, then the value of our Company as measured by our stock capitalization will be reduced, perhaps significantly.

The number of shares held by each individual holder of common stock would be reduced if the Reverse Stock Split is implemented. This will increase the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis. Consequently, the Reverse Stock Split could increase the transaction costs to existing holders of common stock in the event they wish to sell all or a portion of their position.

Although our Board believes that the decrease in the number of shares of the Common Stock outstanding as a consequence of the Reverse Stock Split, and the anticipated increase in the market price of the Common Stock could encourage interest in the Common Stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

Effecting the Reverse Stock Split

Upon receipt of Board approval for the proposed Reverse Stock Split, an amendment to the A&R Certificate (the “Subsequent A&R Certificate”) will be filed with the Secretary of State. The timing of the filing of the Subsequent A&R Certificate with the Secretary of State to effect the Reverse Stock Split will be determined at the sole discretion of our Board. Importantly, if for any reason our Board deems it advisable to do so, the Reverse Stock Split may be abandoned at any time prior to the filing of the Subsequent A&R Certificate without further action by our stockholders. Our Board may also deem it advisable to effect the Reverse Stock Split even if the price of the Common Stock is above $1.00 at the time the Reverse Stock Split is to be effected. The Reverse Stock Split will be effective as of the date of filing of the Subsequent A&R Certificate with the Secretary of State (the “Effective Time”).

Upon the filing of the Subsequent A&R Certificate, without further action on our part or our stockholders, the outstanding shares of common stock held by stockholders of record as of the Effective Time would be converted into a lesser number of shares of common stock based on a Reverse Stock Split ratio as determined by the Board. For example, if you presently hold 1,500 shares of the Common Stock, you would hold 150 shares of the Common Stock following the Reverse Stock Split if the ratio is one-for-ten.

Effect on Authorized but Unissued Shares of Common Stock.

The total number of authorized shares of Common Stock will not change as a result of the Reverse Stock Split. As described above, the Reverse Stock Split would have the effect of reducing the number of outstanding shares of Common Stock. Therefore, because the total number of authorized shares of Common Stock will not change as a result of the Reverse Stock Split, upon the effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or reserved for issuance would increase. All authorized but unissued shares that are not reserved for issuance would remain available for issuance by the Board for financing, general corporate purposes or any other lawful purpose. If the Board were to authorize the issuance of any such shares, such issuances could dilute the ownership interests of holders of Common Stock and may also cause a decline in the trading price of the Common Stock.

ITEM 3

ELECTION OF DIRECTORS

In accordance with Article III, Section 1 of the Company’s Bylaws, the Board may establish the authorized number of directors from time to time by resolution. The current authorized number of directors is seven. On September 27, 2024, the Majority Consenting Stockholders re-elected the entire Board to serve until the next annual meeting of stockholders, or action by written consent in lieu of a meeting of stockholders, or until his or her successors have been elected and qualified, or until his or her earlier death, resignation, or removal.

When considering whether directors have the experience, qualifications, attributes, or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth in the subsequent pages. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.

The table below identifies our current directors, who have been re-elected by the Majority Consenting Stockholders.

Table of Directors
Yakov Baranes	Director	43	Since April 2023
Eliyahu Yoresh	Director	54	Since April 2023
Amitay Weiss	Director	62	Since January 2022
Tali Dinar	Director	53	Since April 2023

Directors’ Biographies

Yakov Baranes has served as a member of our board of directors since April 7, 2023. Mr. Baranes Business strategy expert with a demonstrated 11 years history of working with various industries and government entities. Skilled in business strategy planning and implementations on a corporate level and business unit level. Working also with start- up companies in shaping their business plans and supporting their capital raising rounds. Holds a Bachelor of Arts (B.A.) in Economics from the Technion - Israel Institute of Technology and a MBA from IDC, Herzliya.

Eliyahu Yoresh has served as a member of our board of directors since April 7, 2023. Mr. Yoresh also serves as a member of the board of Medigus Ltd (Nasdaq: MDGS) since September 2018 and as Medigus Chairman of the board since February 2020. Mr. Yoresh serves as chief financial officer of Foresight Autonomous Holdings Ltd. (Nasdaq, TASE: FRSX). In addition, Mr. Yoresh serves as a director of Rail Vision Ltd (Nasdaq: RVSN), Jeff Brands Ltd (Nasdaq: JFBR), Viewbix Inx (OTC: VBIX), Elbit Imaging Ltd (TASE: EMITF) and Gix (TASE: GIX) Mr. Yoresh served as the chief executive officer of Tomcar Global Holdings Ltd., a global manufacturer of off-road vehicles, from 2005 to 2008. Mr. Yoresh is an Israeli Certified Public Accountant. Yoresh acquired a B.A. in business administration from the Business College, Israel and an M.A. in Law Study from Bar-Ilan University, Israel..

Amitay Weiss has served as a member of our board of directors since January 6, 2022. Mr. Weiss Weiss has served Chairman of the Board of Directors of Scispacr Ltd since August 19, 2019. Mr. Weiss served as the Chief Executive Officer of SciSparc Ltd. from August 2020 until January 2022, and since January 2022, Mr. Weiss has served as the Chairman of SciScparc’s Board of Directors. In addition, Mr. Weiss currently serves as Chairman of the Board of Directors of both Automax Ltd. (TASE: AMX) and Save Foods, Inc. In 2016, Mr. Weiss founded Amitay Weiss Management Ltd. and now serves as its chief executive officer. From 2001 until 2015, Mr. Weiss served as vice president of business marketing & development and in various other positions at Bank Poalei Agudat Israel Ltd. from the First International Bank of Israel group. Mr. Weiss holds a B.A. in economics from New England College, an M.B.A. in business administration from Ono Academic College in Israel, an Israeli branch of University of Manchester and an LL.B from the Ono Academic College.

Tali Dinar has served as a member of our board of directors since April 7, 2023. Since 2021, Ms. Dinar has served as Chief Financial Officer of Medigus, the Company’s former parent company. Ms. Dinar also serves served as Chief Financial Officer of Novomic Ltd., a private company since between January 2019 and January 2023. Mrs. Dinar also currently serves as a member of the board of directors of Jeffs’ Brands, beginning September 30, 2021, and Parazero Ltd. beginning February 13, 2022 and Charging Robotics Ltd. since November 2021. She has also served as a member of the board of directors of Micronet Ltd. (TASE: MCRNT) since between July 2016 and February 2023. Between 2019 and 2020, Mrs. Dinar served as the Chief Financial Officer of TechCare Corp. (currently Citrine Global Corp.) (OTCQB: CTGL). Between 2009 and 2019, Mrs. Dinar worked at the MICT group and served in various positions, including as Chief Financial Officer of MICT Inc. (Nasdaq: MICT) and as Chief Financial Officer of MICT Telematics Ltd. From 2002 until 2006, Ms. Dinar served as the chief controller of I.T.L. Optronics Ltd. From 1997 until 2000, Ms. Dinar worked in the audit department of Ernst & Young Global. Ms. Dinar is a certified public accountant in Israel and holds a B.A. degree in Accounting and Business Management from The College of Management, Israel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table lists the number of shares of Common Stock of our Corporation as of the Record Date that are beneficially owned by (i) each person or entity known to our Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Corporation; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

Unless otherwise indicated, the address of each person or entity named below is c/o the Company, 20 Raul Wallenberg Street, Tel Aviv, Israel 6971916.

Name of Beneficial Owner	Common Stock Beneficially Owned (1)	Percentage of Common Stock Owned (1)
Principal Stockholders
Xylo Technologies Ltd (formerly Medigus Ltd)	600,000	7%
Psagot Equity Trustees Ltd on behalf of Xylo Technologies Ltd (formerly Medigus Ltd)	5,516,956	60%

Executive Officers and Directors
Hovav Gilan, Director, Chief Executive Officer	-	-%
Gadi Levin, Chief Financial Officer	22,223	* %
Yaki Baranes, Director	16,000	* %
Eliyahu Yoresh, Director	80,000	1%
Amitay Weiss, Director	-	-%
Tali Dinar, Director	-	-%
Officers and Directors as a Group (8 persons)	118,223	1%

*	Less than 1%.

(1)	Includes 9,152,228 shares of Common Stock. No convertible securities are exercisable within 60 days.

ADDITIONAL INFORMATION

The Corporation is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C., 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System.

We will provide without charge an information statement upon written or oral request of such person by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to Stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Corporation will deliver promptly upon written or oral request a separate copy of the Information Statement to a Stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Corporation should direct the additional copy of the Information Statement, to the Corporation at Charging Robotics Inc., 20 Raul Wallenberg Street, Tel Aviv, Israel 6971916.

If multiple Stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Corporation to mail each Stockholder a separate copy of future mailings, you may mail notification to, or call the Corporation at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Corporation to mail one copy of future mailings to Stockholders at the shared address, notification of such request may also be made by mail or telephone to the Corporation’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Corporation only for informational purposes in connection with the Stockholder actions by written consent described herein, pursuant to and in accordance with Rule 14c-2 under the Exchange Act. Please carefully read this Information Statement.

By order of the Board of Directors of

CHARGING ROBOTICS INC.

20 Raul Wallenberg Street,

Tel Aviv, Israel 6971916

Tel: (+972) 54 642-0352

October 15, 2024

By:	/s/ Hovav Gilan
Hovav Gilan
Director, Chief Executive Officer

Exhibit A

ACTION BY CONSENT

OF STOCKHOLDERS OF

CHARGING ROBOTICS INC.

The undersigned stockholders (collectively, the “Stockholders”) of Charging Robotics Inc., a Delaware corporation (the “Corporation”), hereby consent to and adopt the following resolutions pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”).

Reduction in Authorized Share Capital; Amended & Restated Certificate of Incorporation

WHEREAS, pursuant to the Amended and Restated Certificate of Incorporation of the Corporation (the “Existing Certificate”), the Corporation is authorized to issue up to (i) 2,990,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”); and (ii) 10,000,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 9,151,040 and zero shares, respectively, were issued and outstanding as of September 25, 2024, and there is presently a significant delta between the number of authorized shares of Common Stock and the number of issued and outstanding shares of Common Stock;

WHEREAS, the Corporation pays franchise tax in Delaware, which is based upon the number of shares of Common Stock and Preferred Stock that the Corporation is authorized to issue, applying either the par value or an assumed par value (based upon the total assets divided by the number of shares that are outstanding). Given the current 2,990,000,000 authorized shares of Common Stock, the estimated annual franchise tax of the Corporation in Delaware is expected to be approximately $75,000;

WHEREAS, the Board of Directors of the Corporation (the “Board”) has determined that it is in the best interests of the Corporation to reduce the number of authorized shares of Common Stock from 2,990,000,000 to 50,000,000 (the “Authorized Share Capital Reduction”) to: (i) better align the number of authorized, but unissued shares of Common Stock to its anticipated needs, including without limitation reducing the potential for dilution of current shareholders and potential investors (from potential issuance of 2,980,848,960 to 40,848,960 shares of Common Stock); and (ii) reduce the Corporation’s state franchise obligations (from estimated Delaware annual franchise taxes of approximately $75,000 to approximately $6,000); and

WHEREAS, the Board has (i) resolved to amend the Existing Certificate to effect the Authorized Share Capital Reduction, as set forth in the form of amended and restated certificate of incorporation of the Corporation attached hereto as Annex A (the “A&R Certificate”); and (ii) requested that the Stockholders approve the Authorized Share Capital Reduction and adopt and authorize the filing of the A&R Certificate by the Corporation.

NOW, THEREFORE, BE IT RESOLVED, that the Stockholders find it advisable and hereby (i) approve the Authorized Share Capital Reduction; and (ii) adopt and authorize the filing of the A&R Certificate by the Corporation; and

RESOLVED, that each and any of the officers and directors of the Corporation are hereby authorized and directed to take all steps necessary to file the A&R Certificate with the Delaware Secretary of State, and any required regulatory filings with the Securities and Exchange Commission or the Financial Industry Regulatory Authority in order to effect, inter alia, the Authorized Share Capital Reduction, Reverse Stock Split and any other certain revisions to the Existing Certificate.

Reverse Stock Split; Subsequent Amended & Restated Certificate of Incorporation

WHEREAS, the Board believes that the current market price of the Common Stock may prevent certain institutional investors, professional investors and other members of the investing public from purchasing stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher; and

WHEREAS, given the foregoing, the Board (i) believes it is in the best interests of the Corporation to reduce the number of outstanding shares of the Common Stock through a reverse stock split, which may, absent other factors, have the effect of increasing the per share market price of the Corporation’s common stock, which in addition to investor attractiveness, would also have the positive result of better positioning the Corporation to meet or maintain a bid price over the minimum bid price requirement of Nasdaq in the event the Corporation uplists to Nasdaq in the future; (ii) has resolved to effect a reverse stock split of the outstanding shares of Common Stock, in a ratio of 1 for 2 shares of the Common Stock up to a ratio of 1 for 30 shares of the Common Stock (the “Reverse Stock Split”), with the exact ratio to be determined by the Board in its sole discretion, who shall then further amend and restate the A&R Certificate, all within a specified timeframe; and (iii) has requested the approval of the Stockholders to grant discretionary authority to the Board to the foregoing subsection (ii).

NOW, THEREFORE, BE IT RESOLVED, that the Stockholders find it advisable and hereby grant discretionary authority to the Board to (i) determine the exact ratio of the Reverse Stock Split; and (ii) effect the Reverse Stock Split, if at all, by further amending and restating the A&R Certificate in a form to be determined by the Board, all within one (1) year from the date of this Stockholder consent; and it is further

RESOLVED, that each and any of the officers and directors of the Corporation are hereby authorized and directed to take any steps necessary to effect the Reverse Stock Split and any other certain revisions to the A&R Certificate, including without limitation by executing and filing an amended and restated version of the A&R Certificate with the Delaware Secretary of State, and filing any required regulatory filings with the Securities and Exchange Commission or the Financial Industry Regulatory Authority.

ELECTION OF dIRECTORS

WHEREAS, when the Board is not “classified” and the certificate of incorporation of the Corporation does not provide for cumulative voting, Section 211(b) of the DGCL provides that unless the certificate of incorporation of a corporation otherwise provides, the stockholders of the corporation may act by written consent to elect directors; provided, however, that if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting at the effective time of such action are vacant and are filled by such action;

WHEREAS, and the undersigned stockholders desire to re-elect all of the currently serving directors by removing each of the currently serving directors of the Corporation and immediately re-electing such directors to fill the vacancies created by the aforesaid removals.

NOW, THEREFORE, BE IT RESOLVED, that the four current members of the Board – Yakov Baranes, Eliyahu Yoresh, Amitay Weiss, and Tali Dinar – be, and each of them hereby is, removed effective immediately; and re-elected to fill the vacancies created by the aforesaid removals, each to hold office until the next Annual General Meeting of the Corporation, or until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.

OMNIBUS RESOLUTIONS

RESOLVED, that the officers of the Corporation and each of them acting singly are and each hereby is authorized, empowered and directed (i) to execute, seal and deliver in the name of and on behalf of the Corporation any and all documents, agreements and instruments to effectuate any of the foregoing resolutions, all with such changes therein as any of such officers may deem necessary or desirable; and (ii) to take such action (including without limitation the filing of any and all applications and the payment of any and all filing fees and expenses), or to cause the Corporation or any other person to take such action as may in the judgment of the officer so acting be necessary or desirable in connection with, or in furtherance of, any of the foregoing resolutions, and the execution and delivery of any such document, agreement or instrument or the taking of any such action shall be conclusive evidence of such officer’s authority hereunder to so act; and it is further

RESOLVED, that all actions taken by the directors and the officers of the Corporation in connection with any and all of the transactions referred to in or contemplated by any of the foregoing resolutions are and each hereby is ratified, confirmed and approved; and it is further

RESOLVED, that this consent may be executed and delivered via any method permitted under the DGCL (including, without limitation, by electronic transmission or by electronic mail containing a portable document format (.pdf) file of an executed signature page) and in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one action; any copy, facsimile or other reliable reproduction of this consent may be substituted or used in lieu of the original consent for any and all purposes for which the original consent could be used; and this consent shall be filed with the minutes of the proceedings of the stockholders of the Corporation.

[Signature page(s) follow(s)]

IN WITNESS WHEREOF, the undersigned hereby adopts and approves this consent with respect to all shares of the Corporation’s capital stock held by such stockholder. Each of the undersigned hereby instructs that the consent of such stockholder shall be effective upon the execution and delivery hereof.

STOCKHOLDER

By:
Name:
Date:

ANNEX A

FORM OF AMENDED AND RESTED CERTIFICATE OF INCORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHARGING ROBOTICS INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHARGING ROBOTICS INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Charging Robotics Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law of the State of Delaware”), DOES HEREBY CERTIFY:

1. That the name of this Corporation is Charging Robotics Inc., and that the original certificate of incorporation of this corporation was filed on March 25, 2008.

2. That this Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3. That this Amended and Restated Certificate of Incorporation hereby restates, integrates and further amends the certificate of incorporation of the Corporation in its entirety to read as follows:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is: Charging Robotics Inc.

SECOND: The address, including street, number, city and county of the registered office of the corporation in the State of Delaware is 16192 Coastal Highway, Lewes DE 19958, and the name of the registered agent of the Corporation in the State of Delaware at such address is Harvard Business Services, Inc.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is Sixty Million (60,000,000) shares of which Ten Million (10,000,000) shares shall be Preferred Stock, par value $.0001 per share, and Fifty Million (50,000,000) shall be Common Stock, par value $.0001 per share. The voting power, designations, preferences and relative participating option or other special qualifications, limitations or restrictions are set forth hereinafter:

1. Preferred Stock

(a) The Preferred Stock may be issued in one or more series, each of which shall be distinctively designated, shall rank equally and shall be identical in all respects except as otherwise provided in subsection l(b) of the Section FOURTH.

(b) Authority is hereby vested in the Board of Directors to issue from time to time the Preferred Stock of any series and to state in the resolution or resolutions providing for the issuance of shares of any series the voting powers, if any, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the law of the State of Delaware in respect of the matters set for the in the following clauses (i) to (viii) inclusive:

(i) the number of shares to constitute such series and the distinctive designations thereof;

(ii) the voting powers, full or limited, if any of such series;

(iii) the rate of dividends payable on shares of such series, the conditions on which and the times when such dividends are payable, the preference to, or the relation to, the payment of the dividends payable on any other class, classes or series of stock, whether cumulative or non-cumulative and, if cumulative, the date from which dividends on shares of such series shall be cumulative;

(iv) the redemption price or prices, if any, and the terms and conditions on which shares of such series shall be redeemable;

(v) the requirement of any sinking fund or funds to be applied to the purchase or redemption of shares of such series, and, if so, the amount of such fund or funds and the manner of application;

(vi) the rights of shares of such series upon the liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Corporation;

(vii) the rights, if any, of the holders of shares of such series to convert such shares into, or to exchange such shares for, shares of any other class, classes or series of stock and the price or prices or the rates of exchange and the adjustments at which such shares s hall be convertible or exchangeable, and any other terms and conditions of such conversion or exchange;

(viii) any other preferences and relative, participating, optional or other special rights of shares of such series and qualifications, limitations or restrictions including, without limitation, any restriction on an increase in the number of shares of any series theretofore authorized and any qualifications, limitations or restrictions of rights or powers to which shares of any future series shall be subject.

(c) The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the votes of all classes of voting securities of the Corporation without a class vote of the Preferred Stock, or any series thereof, except as otherwise provided in the resolution or resolutions fixing the voting rights of any series of the Preferred Stock.

2. Common Stock

(a) After the requirements with respect to preferential dividends on the Preferred Stock (fixes in accordance with the provisions of Paragraph I of the Section FOURTH), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of same as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of Paragraph I of this Section FOURTH), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph 1 of this Section FOURTH, then and not otherwise the holders of common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

(b) After distribution in full of the preferential amount (fixed in accordance with the provisions of Paragraph 1 of this Section FOURTH), it any, to be distributed to the holders of Preferred Stock in the event of the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the corporation, the holders of Common Stock shall, subject to the rights, if any, of the holders of Preferred Stock to participate therein (fixed in accordance with the provisions of Paragraph I of this Section FOURTH) be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stock holders ratably in proportion to the number of shares of Common Stock held by them respectively.

(c) Except as may otherwise be required by law or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to Paragraph l of the Section FOURTH, each holder of Common Stock shall have one vote in respect of each share of common stock held by him on all matters voted upon by the stockholders.

3. Other provisions related to shares of stock

(a) No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates if indebtedness debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether such holders or others, and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its sole discretion.

(b) The powers and rights of Common Stock shall be subordinated to the powers, preferences and rights of the holders of Preferred Stock. The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in Paragraph 1 of this Section FOURTH and the consent, by class or series, vote or otherwise, of the holders of such of the series as are from time to time outstanding Preferred Stock as for the issuance by the Board of Directors shall not be required of any other series of rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to Paragraph I of this Section FOURTH that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

(c) Subject to the provisions of subparagraph (b) of this Paragraph of this Section FOURTH, shares of any series of Preferred Stock may be authorized or issued from time to time as the Board of Directors in is sole discretion shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors in its sole discretion.

(d) Shares of Common stock may be issued from time to time as the Board of Directors in its sole discretion shall determine and on such terms and for such consideration as shall be fixed by the Board of Directors in its sole discretion.

(e) The authorized number of shares of Common Stock and of Preferred Stock may be increased or decreased from time to time by the affirmative vote of the holders of a majority of the outstanding shares of Common stock and Preferred Stock of the Corporation entitled to vote thereon.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under 291 of Title 8 of the Delaware Code or on application of trustees in dissolution or of any receiver or receivers appointed for this corporation under 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of I 09 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the corporation for staggered terms pursuant to the provisions of subsection (d) of 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial Bylaw or in a Bylaw adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Restated Certificate of Incorporation.

3. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of the Restated Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as the provisions of Paragraph (2) of Subsection (b) of 242 of the General Corporation Law of the State of Delaware shall otherwise require; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

EIGHTH: The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of Paragraph (7) of Subsection (b) of 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

NINTH: The Corporation shall, to the fullest extent permitted by the provisions of 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all person whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs , executors, and administrators of such person.

TENTH: From time to time any of the provisions of this Restated Certificate of Incorporation may be amended, altered or repealed and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate of Incorporation are granted subject to the provisions of this Article TENTH.

In witness whereof, the corporation has caused this certificate to be signed by its authorized officer on ______, 2024

[    ], Secretary